Exhibit 23.5

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 1, 2020, with respect to the financial statements of Ocuphire Pharma, Inc. included in Amendment No. 1 to the Registration Statement (Form S-4) and related prospectus of Rexahn Pharmaceuticals, Inc.

/s/ Ernst & Young LLP

Detroit, Michigan
August 26, 2020